Exhibit 99.1

Contacts

INVESTORS

V.I. TECHNOLOGIES, INC. (VITEX)

JOHN R. BARR

617-926-1551

john.barr@vitechnologies.com

or

Thomas T. Higgins

617-926-1551

tom.higgins@vitechnologies.com

V.I. Technologies Announces $3.4 Million Private Placement

Watertown, MA (December 5, 2003)—V.I. Technologies, Inc. (Nasdaq: VITX) (“Vitex” or “the Company”), a biotechnology company dedicated to developing products that improve the safety of the blood supply by pathogen reduction, today announced that it had entered into agreements to sell approximately 3,777,777 shares of its common stock to institutional investors at a negotiated price of $0.90 per share for gross proceeds to the Company of approximately $3.4 million. The investors will also receive a five (5)–month option to purchase approximately 944,444 additional shares at $0.90 per share and four (4)–year warrants to purchase approximately 1,511,110 shares, exercisable for cash only, at a purchase price of $1.32 per share. Definitive agreements have been signed by the investors and the funding is expected to occur on or before December 9, 2003. SG Cowen Securities Corporation acted as the Company’s exclusive placement agent for this transaction.

Vitex expects to use the net proceeds from this transaction to fund the ongoing clinical development of the INACTINE™ Pathogen Reduction System for red blood cells and for general working capital purposes.

The offering was made only to accredited investors, as such term is defined in accordance with the Securities Act of 1933, or any state securities laws. Therefore, the securities may not be offered or sold in the United States absent registration or exemption from the Securities Act of 1933 and any applicable state securities laws. However, the Company has agreed to file a registration statement for the resale of the shares of common stock and the shares of common stock underlying the options and warrants within thirty (30) days following the closing. This news release is neither an offer to sell nor a solicitation of an offer to buy shares of the Company’s common stock or warrants to purchase common stock.

About Vitex

Vitex is developing products designed to improve the safety of the world’s blood supply. The Company’s proprietary INACTINE™ technology, currently in Phase III clinical trials, is designed to inactivate a wide range of viruses, bacteria and parasites, and has demonstrated its ability to remove prion proteins, while preserving the therapeutic properties of red blood cells. The technology works by binding to the RNA or DNA of the pathogen. Once bound, the compound forms an irreversible bond to the pathogenic nucleic acid, preventing replication and thereby “killing” the pathogens. The Company’s lead product is INACTINE™ Pathogen Reduction System for red blood cells. Over 40 million red cell units are transfused annually in the U.S., Europe and Japan, representing an over $4 billion market opportunity. The Company currently has partnerships with Pall Corporation, Haemonetics Corporation and Amersham Biosciences. For more information on Vitex, please visit our Web site at: www.vitechnologies.com.

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as execution of the Company’s financing plans, quarterly fluctuations in operating results, anticipated clinical trial timelines or results, the timely availability of new products, market acceptance of the Company’s products, the impacts of competitive products and pricing, government regulation of the Company’s products and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.